EXHIBIT 99

      Sypris Lowers Earnings Outlook; Rapid Growth Impacts Costs

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Jan. 11, 2005--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported that it is lowering its financial outlook for the fourth quarter. The Company now expects to report a loss for the fourth quarter in the range of $0.07 to $0.10 per diluted share, based on 18.5 million weighted average shares outstanding, compared to prior guidance for earnings of $0.17 to $0.20 per diluted share. Revenue for the fourth quarter is expected to be in the range of $121 to $123 million, which is consistent with prior guidance of $120 to $124 million.
    "In many respects, we paid the price for this year's rapid growth during the fourth quarter," said Jeffrey T. Gill, president and chief executive officer, "with the requirements on people, equipment and systems coming to a head. We experienced inefficiencies associated with rapidly changing demand and continued steel shortages, cost overruns for the installation of new manufacturing cells, increased costs for the training of people for new programs and additional charges to reflect the growing nature and complexity of the business, among others.
    "We believe the vast majority of these issues to be behind us, but expect that we will continue to bear some added short-term expense as we complete eighteen major capital projects and begin shipments under eight new programs during the first six months of 2005. The new cells are expected to result in a significant increase in capacity and productivity, while the new programs are forecast to increase the Company's revenue by $50 to $60 million on an annual basis once at full production.
    "As a result, we believe that it is prudent to establish a more conservative outlook for the first six months of 2005, at least until such time as the new cells are installed and the new programs have successfully entered full production. The outlook for revenue remains unchanged, with the top line expected to increase approximately 20% to a range of $500 to $520 million for 2005, while earnings are now forecast to be in the range of $0.75 to $0.95 per diluted share compared to prior guidance of $1.00 to $1.10."
    A conference call is scheduled for Tuesday, January 11, 2005, at 9:00 a.m. Eastern Time to discuss the content of this release. The call can be accessed live via the Internet. Visit www.sypris.com or www.fulldisclosure.com for the link to the call or to listen to a replay of the call, which will be available for 30 days.
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

    This release, and oral statements referring hereto, contain "forward-looking statements," from which actual results may differ materially due to factors such as: cost and supply of raw materials such as steel, components, or utilities; growth, reduction or competitive pressures in our markets; cost, efficiency and yield of our operations; our ability to improve results of acquired businesses; inventory valuation risks; product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised estimates of major contract costs; dependence on management; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; compliance costs; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, environmental or asbestos-related claims; war, terrorism or political uncertainty; disasters; unknown risks and uncertainties; or risk factors in our SEC filings.

    CONTACT: Sypris Solutions, Inc., Louisville
             David D. Johnson, 502-329-2000